CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 on Form N-4 to Registration Statement No. 333-168710 of our report dated April 23, 2010, relating to the financial statements of Sun Life of Canada (U.S.) Variable Account F, and of our report dated March 26, 2010, relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.) (the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the Company changing its method of accounting and reporting for other-than-temporary impairments in 2009 and changing its method of accounting and reporting for the fair value measurement of certain assets and liabilities in 2008, as discussed in Note 1 and Note 5, respectively, of the consolidated financial statements), appearing in the Statement of Additional Information, which is part of such Pre-Effective Amendment to the Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/DELOITTE & TOUCHE LLP
Boston, Massachusetts
November 18, 2010